Exhibit 21.1

SUBSIDIARIES OF CLEAN TRANSPORATION GROUP, INC.

Name of Subsidiary	Jurisdiction of Organization

Engine Clean Solutions, Inc.	California
(Wholly owned subsidiary of
Clean Transportation Group, Inc.)